Execution Version

THIRD AMENDMENT TO NOTE PURCHASE AGREEMENT

THIS THIRD AMENDMENT TO NOTE PURCHASE AGREEMENT (this “Third Amendment”) is made and entered into as of April 3, 2014, between OSAGE EXPLORATION & DEVELOPMENT, INC., a Delaware corporation (the “Issuer”), APOLLO INVESTMENT CORPORATION, in its capacity as administrative agent (the “Administrative Agent”), and each of the holders signatory hereto (each, a “Holder” and, collectively, the “Holders”).

RECITALS

A.	The Issuer, the Administrative Agent and the Holders are parties to that certain Note Purchase Agreement dated as of April 27, 2012 (as amended by that certain First Amendment to Note Purchase Agreement dated as of April 5, 2013, as further amended by that certain Second Amendment to Note Purchase Agreement dated as of August 12, 2013, and as further modified prior to the date hereof the “Note Purchase Agreement”).

B.	The Issuer, the Administrative Agent and the Purchasers have agreed to amend the Note Purchase Agreement as set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained and subject to the satisfaction of the conditions set out in Article 4 below, the parties hereto hereby agree, effective as of the Third Amendment Effective Date (as defined below), to amend the Note Purchase Agreement and otherwise agree as follows:

ARTICLE I

 DEFINITIONS

1.1 Terms Defined. Capitalized terms used, but not defined, in this Third Amendment shall have the same meanings as set forth in the Note Purchase Agreement.

ARTICLE II

LIMITED WAIVER

2.1 The Issuer has informed the Administrative Agent that it is in violation of each of the following covenants (each a “Specified Default”, and collectively, the “Specified Defaults”):

(a) its covenants set forth in Section 7.7 of the Note Purchase Agreement prior to the Third Amendment Effective Date and its covenant set forth in Section 6.21 of the Note Purchase Agreement to either (i) sell Property owned by the Issuer and its Subsidiaries located in the country of Colombia in a transaction with a minimum Net Asset Sale Proceeds amount of $8,000,000, (ii) issue additional Capital Stock in a transaction that results in aggregate net proceeds (after giving effect to any underwriting commissions or other offering expenses or fees) of at least $5,000,000, or (iii) issue to the Holders additional Holder Warrants, which, in the aggregate, shall permit the Holders to acquire three percent (3%) of the Issuer’s Capital Stock on a fully-diluted basis;

(b) the covenant to provide the Administrative Agent written notice of any Default or Event of Default as set forth in Section 6.2(a)(i) of the Note Purchase Agreement with respect to item (a) above.

2.2 The Issuer has requested that the Administrative Agent and the Holders waive the Default and Event of Default now existing due to Specified Defaults. In response to the Issuer’s request, the Administrative Agent and the Holders, hereby agree to waive each Specified Default on the terms set forth herein, including the satisfaction of the conditions precedent contained in Section 4.

2.3 The foregoing waivers are hereby granted to the extent, and only to the extent, specifically stated herein and for no other purpose or period and shall not be deemed to (a) be a consent or agreement to, or waiver or modification of, any other term or condition of the Note Purchase Agreement, any other Note Document or any of the documents referred to therein, (b) except as expressly set forth herein, prejudice any right or rights which the Administrative Agent or the Holders may now have or may have in the future under or in connection with the Note Purchase Agreement, any other Note Document or any of the documents referred to therein, or (c) constitute any course of dealing or other basis for altering any obligation of the Issuer or any right, privilege or remedy of the Administrative Agent or the Holders under the Note Purchase Agreement, the other Note Documents, or any other contract or instrument. Other than as set forth in this Section 2 of this Third Amendment, nothing in this Third Amendment shall be construed to be a consent by the Administrative Agent or the Holders to any Default or Event of Default.

ARTICLE III

AMENDMENTS

3.1 Amendments to Section 1.2.

(a) Definition of “Agreement”. The definition of “Agreement” in Section 1.2 of the Note Purchase Agreement is hereby amended and restated in its entirety, and so amended shall read as follows:

“Agreement” means this Note Purchase Agreement, dated as of April 27, 2012 by and among the Issuer, the Holders, and the Administrative Agent, as amended by the First Amendment, the Second Amendment and the Third Amendment.

(b) Definition of “Maturity Date”. Section 1.2 is hereby amended by adding a new definition of “Third Amendment” thereto where alphabetically appropriate to read as follows:

“Maturity Date” means the earlier of (a) April 27, 2016 and (b) the date that all Notes shall become due and payable in full hereunder, whether by acceleration or otherwise.

(c) Definition of “Third Amendment”. Section 1.2 is hereby amended by adding a new definition of “Third Amendment” thereto where alphabetically appropriate to read as follows:

“Third Amendment” means that certain Third Amendment to Note Purchase Agreement, dated as of April 3, 2014, by and among the Issuer, the Holders party thereto, and the Administrative Agent.

(d) Definition of “Third Amendment Effective Date”. Section 1.2 is hereby amended by adding a new definition of “Third Amendment Effective Date” thereto where alphabetically appropriate to read as follows:

“Third Amendment Effective Date” has the meaning given such term in the Third Amendment.

(e) Definition of “Tranche A Commitments”. The definition of “Tranche A Commitments” in Section 1.2 of the Note Purchase Agreement is hereby amended by replacing the figure “$20,000,000” appearing at the end of such definition with the figure “$30,000,000”.

3.2 Amendment to Section 2.6(a)(i). Section 2.6(a)(i) of the Note Purchase Agreement is hereby amended and restated in its entirety, and so amended shall read as follows:

“(i) Interest. Each Tranche A Note shall at all times bear interest at a rate equal to LIBOR plus eleven percent (11.00%) per annum (as such amount may be increased pursuant to Section 2.6 (c) paid in cash (“Tranche A Interest”).”

3.3 Amendment to Section 2.11(g). Section 2.11(g) of the Note Purchase Agreement is hereby amended and restated in its entirety, and so amended shall read as follows:

“(g) Tranche A Make Whole Amount. If, on or prior to April 3, 2015 (the “Tranche A Make-Whole Expiry Date”), the Issuer prepays, for any reason, whether as a result of an acceleration (or deemed acceleration) following an Event of Default or otherwise (but excluding any payment made pursuant to Section 2.7(a)), all or any part of the principal balance of any Tranche A Note, then the Issuer shall pay to the Administrative Agent, for the benefit of all Holders, in addition to the amount so prepaid, (i) an amount equal to the present value at such time, computed using a discount rate equal to the Treasury Rate plus 50 basis points, of the amount of interest which would have been payable on the principal balance of the Note being prepaid from the date of prepayment through the Tranche A Make-Whole Expiry Date (the “Tranche A Make-Whole Amount”) and (ii) the Repayment Premium on the prepaid amount. Any make-whole amount with respect to Supplemental Notes shall be set forth in the applicable Supplement

3.4 Amendment to Section 2.11(h). Section 2.11(h) of the Note Purchase Agreement is hereby amended by replacing the clause “From the Closing Date through the date that is 18 calendar months following the Closing Date” appearing in the first column and row of the table set forth in such section with the clause “From the Closing Date through the date that is 12 calendar months following the Third Amendment Effective Date”.

3.5 Amendment to Section 3.2(g). Section 3.2(g) of the Note Purchase Agreement is hereby amended and restated in its entirety, and so amended shall read as follows:

“(g) The Issuer shall have paid the Administrative Agent, for the account of each Holder, an upfront fee equal to three percent (3%) of the principal amount of the Additional Tranche A Notes purchased by such Holder pursuant to such Note Purchase.”

ARTICLE IV

CONDITIONS

4.1 Conditions. This Third Amendment shall be effective on the date (the “Third Amendment Effective Date”) on which the Administrative Agent and the Holders have received each of the following documents (as specified) and the following conditions have been satisfied, each of which shall be reasonably satisfactory to the Holders in form and substance:

(a) Third Amendment. The Administrative Agent shall have received from the Issuer and the Holders executed counterparts (in such number as may be requested by the Administrative Agent) of this Third Amendment.

(b) Default, etc. The Issuer shall have performed and complied with all agreements and conditions contained in the Note Documents required to be performed or complied with by it prior to or at such Third Amendment Effective Date and after giving effect to the issue and sale of the Notes and the effect of the limited covenant waivers contained herein, no Default, Event of Default or Material Adverse Effect shall have occurred and be continuing.

(c) Fees and Expenses. The Administrative Agent shall have received all costs and expenses payable by the Issuer on the Third Amendment Effective Date pursuant to Section 11.2 of the Note Purchase Agreement.

(d) Request and Issuance of Additional Tranche A Notes. The Issuer shall have issued to the Holders Additional Tranche A Notes on the Third Amendment Effective Date in an aggregate principal amount of $5,000,000. The Issuer shall have complied with the process for the issuance of Additional Tranche A Notes set forth in Section 2.3 of the Note Purchase Agreement, except for the five (5) Business Days’ notice required by Section 2.3(b) of the Note Purchase Agreement which the Holders and the Administrative Agent hereby waive.

(e) Representations and Warranties. The representations and warranties of the Issuer set forth in the Note Purchase Agreement and in the other Note Documents shall be true and correct on and as of the Third Amendment Effective Date, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the Third Amendment Effective Date, such representations and warranties shall continue to be true and correct as of such specified earlier date.

(f) Resolutions. Administrative Agent shall have received resolutions of the manager or member or similar governing body of each Note Party approving and authorizing the execution, delivery and performance of this Third Amended and the Agreement as amended.

(g) Other Documents. The Administrative Agent shall have received such other documents as the Administrative Agent or its special counsel may reasonably require.

(h) Current Reserve. An amount equal to the sum of three (3) months of Tranche A Interest on the principal amount of all Tranche A Notes outstanding, after giving effect to the issuance of the Additional Tranche A Notes in an aggregate principal amount of $5,000,000 described above, shall be on deposit in the Capital Reserve Account.

ARTICLE V

MISCELLANEOUS

5.1 Ratification and Affirmation; Representations and Warranties. The Issuer hereby (a) ratifies, approves and affirms its obligations under, and acknowledges, renews and extends its continued liability under, each Note Document to which it is a party and agrees that each Note Document to which it is a party remains in full force and effect, except as expressly amended hereby, notwithstanding the amendments contained herein, and (b) represents and warrants to the Purchasers that as of the date hereof, after giving effect to the terms of this Third Amendment: (i) all of the representations and warranties contained in each Note Document to which it is a party are true and correct, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, such representations and warranties shall continue to be true and correct as of such specified earlier date, (ii) no Default or Event of Default has occurred and is continuing and (iii) since the Closing Date, there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect. All references to the Note Purchase Agreement herein and in any other document, instrument, agreement or writing shall hereafter be deemed to refer to the Note Purchase Agreement, as amended hereby.

5.2 Note Document. This Third Amendment and each agreement, instrument, certificate or document executed by the Issuer or any of its officers in connection therewith are “Note Documents” as defined and described in the Note Purchase Agreement and all of the terms and provisions of the Note Purchase Agreement relating to Note Documents shall apply hereto and thereto.

5.3 Governing Law. THIS THIRD AMENDMENT, THE OTHER NOTE DOCUMENTS AND ALL THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER, SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

5.4 No Oral Agreement. This Third Amendment, the Note Purchase Agreement and the other Note Documents executed in connection herewith and therewith represent the final agreement among the parties and may not be contradicted by evidence of prior, contemporaneous, or unwritten oral agreements of the parties. There are no subsequent oral agreements between the parties.

5.5 Severability of Provisions. Any provision in this Third Amendment that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of this Third Amendment are declared to be severable.

5.6 Counterparts. This Third Amendment may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Third Amendment by signing any such counterpart.

5.7 Headings. Article and section headings in this Third Amendment are for convenience of reference only, and shall not govern the interpretation of any of the provisions of this Third Amendment.

5.8 Successors and Assigns. This Third Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be duly executed as of the date first above mentioned.

ISSUER:

OSAGE EXPLORATION & DEVELOPMENT, INC.

By:	/s/ Kim Bradford
Name:	Kim Bradford
Title:	Chief Executive Officer

ADMINISTRATIVE AGENT:

APOLLO INVESTMENT CORPORATION, as Administrative Agent

By:	Apollo Investment Management, L.P., its Advisor

By:	ACC Management, LLC, its General Partner

By:	/s/ Ted Goldthorpe
Name:	Ted Goldthorpe
Title:	President

HOLDERS:

APOLLO INVESTMENT CORPORATION, as Holder

By:	Apollo Investment Management, L.P., its Advisor

By:	ACC Management, LLC, its General Partner

By:	/s/ Ted Goldthorpe
Name:	Ted Goldthorpe
Title:	President